UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2020

PEN INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11602	47-1598792
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

750 Denison Court, Bloomfield Hills, MI 48302

(Address of principal executive offices) (Zip Code)

(844) 736-6266

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report:

Title of each class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, $0.0001 par value	PENC	OTC Markets

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Election of Director; Appointment of Certain Officers.

On February 12, 2020, the Board elected Todd Lunsford to serve as a director. Todd is presently the CEO of Rocket Loans, a national marketplace lending company specializing in online personal loans, which is part of the Quicken Loans/Rocket Mortgage family of companies. Rocket Loans leverages automation in traditional lending processes to create a scalable business model with a relentless pursuit of outstanding client experience. Mr. Lunsford was a founder of Rocket Loans in 2015 and was its CEO through December 2017. From 2018 until returning to Rocket Loans in February 2020, he was a strategic advisor to the Quicken Loans family of companies and served on the boards of a number of those companies. Prior to founding Rocket Loans, Mr. Lunsford was an operating partner at Rockbridge Growth Equity and was responsible for working with six different companies in its portfolio to provide input, support, and ongoing accountability and support as the management worked to build their businesses.

Also, on February 12, 2020, the Board appointed Leandro Vera as our Chief Financial Officer. Leo has worked with us in a consulting role since December 1, 2018, as the acting CFO for Pen Inc and its subsidiaries. Leo is a co-founder of Swiftmile, Inc. and has served as its CFO since January of 2015. Between January 2015 and December 2017, Leo also served as COO of Reverie, one of the leading manufacturers of innovative mattresses, adjustable beds, and pillows. Leo also previously worked at Ergomotion, a $100 million annual revenue supplier of power beds, with roles ranging from COO/CFO to COO, to President and CEO from October 2011 to September 2014, leading it to a successful acquisition by a strategic investor. Prior to Ergomotion, he was Managing Director of Pyrotek, a leading international supplier to aluminum, foundry, glass, zinc, and steel customers with performance improving technical products, integrated processing systems and consulting services worldwide. Leo began his career in public accounting with Coopers & Lybrand LLP in its Audit Assurance division between 1995 and 1997.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEN Inc.

Date: February 14, 2020	By:	/s/ Jeanne M Rickert
Secretary